FOR IMMEDIATE RELEASE NASDAQ symbol: NVAX

NOVAVAX CLOSES SALE OF NON-CORE PRODUCT ASSETS

MALVERN, PA., September 23, 2005 – Novavax, Inc. (Nasdaq: NVAX) announced today that it has completed the sale of certain products deemed non-core to Novavax to Pharmelle LLC located in Gilbert, AZ. The total proceeds received today from the sale of AVC Cream, NovaNatal, and NovaStart, including existing inventory, was $2.5 million. In addition to the upfront payment, the company may receive future royalties if product sales exceed certain pre-determined levels.

Commenting on this sale, Dr. Rahul Singhvi, President and CEO of Novavax, stated, “The disposition of these non-core products is consistent with our strategy to redeploy our capital into areas such as product development for pharmaceuticals and vaccines where we believe our efforts to enhance shareholder value improve significantly. This transaction in combination with the successful $4.0 million equity offering completed in July of this year continues to improve our Company’s liquidity position and cash required for future operations.”

About Novavax, Inc.

Novavax, Inc. is a specialty biopharmaceutical company focused on the research, development and commercialization of products utilizing its proprietary drug delivery and biological technologies for large and growing markets. Novavax currently distributes a line of prescription pharmaceutical products, including its topical emulsion for estrogen therapy ESTRASORB.

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding usage of cash, product sales, future product development and related clinical trials and future research and development, including FDA approval. Novavax’s actual results could differ materially from those expressed in such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the following: general economic and business conditions; ability to enter into future collaborations with industry partners, including an ESTRASORB® licensing agreement; competition; unexpected changes in technologies and technological advances; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; ability to establish and maintain commercial-scale manufacturing capabilities; results of clinical studies; progress of research and development activities; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; the ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity financing or otherwise; and other factors referenced herein. Additional information is contained in Novavax’s annual report on Form 10K for the year ended December 31, 2004 and quarterly reports on Form 10Q for the quarters ended March 31, 2005 and June 30, 2005, incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s annual and quarterly reports filed with the SEC. Copies of these filings may be obtained by contacting Novavax at 508 Lapp Road, Malvern, PA 19355 Tel 484-913-1200 or the SEC at www.sec.gov.

- ### -

For Further Information Contact:
Investor Relations
Kathy Hamilton
Novavax, Inc.
Tel: (484) 913-1213
Email: KHamilton@novavax.com